Exhibit 99.1

AMERICAN FINANCIAL GROUP PROPOSES TO ACQUIRE PUBLIC MINORITY STAKE
IN NATIONAL INTERSTATE FOR $30.00 PER SHARE IN CASH

CINCINNATI –  March 7, 2016 –

American Financial Group, Inc. (NYSE: AFG) announced that it has proposed to acquire all of the outstanding common shares of National Interstate Corporation (Nasdaq: NATL) that are not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company (GAIC), for $30.00 per share in cash.

The $30.00 per share price represents a 32.7% premium over National Interstate’s last closing price.  The $30.00 per share price is a 1.70x multiple of National Interstate’s book value per share excluding unrealized gains on fixed maturities as of December 31, 2015, and a 25.9x multiple of National Interstate’s 2015 diluted net income from operations per share.  Based on the proposed price of $30.00 per share and National Interstate minority shares outstanding as of December 31, 2015, the aggregate purchase price would be approximately $293 million.

“Our proposal represents an attractive opportunity for National Interstate’s shareholders to receive a significant premium to National Interstate’s current and recent share prices,” said Carl H. Lindner III and S. Craig Lindner, Co-Chief Executive Officers of AFG.  “We would be making an additional investment in a business we know well, while at the same time simplifying the ownership structure.”

GAIC owns approximately 51% of the outstanding National Interstate common shares, and current or former executive officers of GAIC or AFG currently comprise five of the 11 members of the board of directors of National Interstate.

AFG expects that the National Interstate board of directors will appoint a new special committee to consider the proposed transaction and make a recommendation to the National Interstate board of directors.  AFG expects that the special committee will retain its own independent legal and financial advisors to assist in its review of the proposed transaction.

AFG will not move forward with the transaction unless it is approved by such special committee.  None of the National Interstate directors who are current or former executive officers of GAIC or AFG will participate in the consideration of the AFG proposal by National Interstate, the special committee or the special committee’s advisors.  In addition, the transaction will be subject to a non-waivable condition requiring approval of a majority of the shares of National Interstate not owned by AFG or its affiliates.  All shareholders of National Interstate will receive the same consideration for their shares in the proposed transaction.

The proposed transaction will not be subject to a financing condition.

AFG  believes that National Interstate operations represent an important strategic component of AFG’s overall operations.  AFG has informed National Interstate that it is only interested in acquiring the remaining shares of National Interstate, and has no interest in selling any of the shares owned by GAIC in National Interstate nor would it expect, in its capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving National Interstate.

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to AFG and GAIC in the proposed transaction.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Additional Information and Where to Find It

This press release is not an offer to purchase or a solicitation of an offer to sell any securities.  Any solicitation or offer will only be made through materials filed with the Securities and Exchange Commission (the “SEC”).  National Interstate shareholders and other interested parties are urged to read these materials when they become available because they will contain important information.  National Interstate shareholders will be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov.  National Interstate shareholders will also be able to obtain these documents that are filed by AFG (when available) free of charge from AFG at www.afginc.com or by writing to American Financial Group, Inc., Great American Insurance Group Tower, 301 East Fourth Street, Cincinnati, Ohio 45202, Attn: Diane P. Weidner.

Forward-Looking Statements

This press release contains, and certain oral statements made by our representatives from time to time may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by AFG and include the possibility that discussions with the special committee of National Interstate may not be successful and the possibility that the transaction may not be completed on the terms described in this press release or at all, including as a result of changes in the business or prospects of National Interstate.  For a detailed description of other risks and uncertainties affecting AFG, please refer to AFG’s filings with the SEC, available as described in the preceding paragraph.

Any forward-looking statements herein are made only as of the date of this press release.  AFG assumes no obligation to publicly update any forward-looking statements.  No information contained on any website referenced in this press release is incorporated by reference herein.

Contact:
Diane P. Weidner, 513-369-5713
Asst. Vice President – Investor Relations

Websites:
www.afginc.com
www.greatamericaninsurancegroup.com
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